Exhibit 10.3

Option Amendment Agreement

This Option Amendment Agreement (this “Agreement”) is entered into as of February 27, 2007 by and between American Tower Corporation, a Delaware corporation (together with its affiliates, collectively, the “Company”), and J. Michael Gearon, Jr. (“Optionee”).

WHEREAS, pursuant to the terms of the Amended and Restated American Tower Systems Corporation 1997 Stock Option Plan, as amended (the “Plan”), the Company has granted to Optionee options to purchase shares of the Company’s Class A Common Stock, certain of which options are currently outstanding, as specified on Exhibit A hereto (each, an “Option”), and has agreed, pursuant to a certain letter dated February 12, 2004 (the “2004 Letter”), to certain provisions potentially affecting the Option;

WHEREAS, the Optionee has notified the Company of his intention to resign from all positions he currently holds with the Company and its affiliates;

WHEREAS, the parties wish, among other things, generally to have all of the Options become exercisable upon termination of Optionee’s employment and be subject to the rules under the Plan, pursuant to which the Options would be exercisable for not more than three months after such termination;

WHEREAS, concurrently with this Agreement, the parties have entered into that certain Option Pledge Agreement that provides for, among other things, certain limitations on Optionee with respect to the transfer of shares received upon exercise of the Options and/or the proceeds of any sales of shares received upon exercise of the Options; and

WHEREAS, the Company and Optionee therefore now wish to agree as set forth below with respect to the Options, and with respect to certain other matters;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Optionee hereby agree as follows:

1. Rescission of Prior Agreement. The 2004 Letter is hereby rescinded in its entirety, and shall be null and void and of no force or effect, both with respect to the matters set forth herein and otherwise.

2. Termination of Employment; Certain Positions. Optionee hereby expressly resigns with immediate effect as an officer and employee of the Company and from any and all other positions with the Company and its affiliates, including without limitation all positions on boards and committees of the Company and its affiliates. Optionee acknowledges that his resignation does not constitute a termination for Cause or Good Reason as such terms are defined in the 2004 Letter.

3. Option Vesting. Each outstanding Option held by Optionee is hereby amended so as to become immediately exercisable (to the extent not otherwise exercisable), as set forth on Exhibit A. Except for Section 1 above and the foregoing sentence, and as otherwise provided herein, each Option held by Optionee will continue to remain subject to the same terms and conditions as in effect for that Option immediately prior to the date hereof. Accordingly, in accordance with Section 12 of the Plan, each Option will in no event be exercisable for more than three months following the date of this Agreement.

4. Amendment; Waiver. This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument signed by the Company and Optionee. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

6. Entire Agreement, Assignment, etc. This Agreement supersedes all prior written and oral negotiations, discussions, communications, understandings, arrangements and agreements (including without limitation the 2004 Letter) between the parties with respect to the subject matter hereof. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is personal to Optionee and shall not be assignable by Optionee, by operation of law or otherwise.

7. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

8. Riverwood Office Lease. The parties agree to negotiate in good faith the assignment by March 31, 2007, of the Office Building Lease By and Between Riverwood 100 Building LP and American Tower International, Inc. (the “Lease”) to Optionee, pursuant to which Optionee would assume all of the Company’s rights and obligations under the Lease in exchange for, among other things, the Company’s agreement to transfer certain equipment, furniture and fixtures owned by the Company and located in the office space subject to the Lease.

In Witness Whereof, the parties have caused this Agreement to be executed as an agreement under seal as of the date first written above.

AMERICAN TOWER CORPORATION

By:	/s/ James D. Taiclet, Jr.
Name:	James D. Taiclet, Jr.
Title:	Chairman, President and Chief Executive Officer

OPTIONEE:

/s/ J. Michael Gearon, Jr.
J. Michael Gearon, Jr.

Exhibit A

Schedule of Options

Option Number	Option Grant Date	Option Exercise Price	Shares Vested and Exercisable at 2/20/07	Shares Unvested as of 2/20/07*
00000218	12/1/1998	$28.25	100,000	0
000029	1/22/1998	$13.00	195,991	0
00003453	11/11/1999	$53.62	4,199	0
00003454	11/11/1999	$53.62	95,801	0
00009445	9/21/2000	$30.625	200,000	0
00015245	12/9/2002	$3.60	50,004	0
00015246	12/9/2002	$3.60	49,996	0
00017579	11/17/2003	$10.50	2,285	9,523
00017580	11/17/2003	$10.50	182,930	52,977
00017739	3/4/2004	$12.11	290,000	0
00019821	4/1/2005	$18.15	0	11,018
00019822	4/1/2005	$18.15	31,250	82,732
00020150	3/1/2006	$31.50	0	3,174
00020151	3/1/2006	$31.50	0	121,826

			1,202,456	281,250

*	In accordance with Section 3 of this Agreement, the Options covering such shares shall be amended so as to become immediately exercisable with respect to all shares subject to such Options.